Exhibit 10.1

SECOND AMENDMENT AGREEMENT TO SECURED CONVERTIBLE NOTE

DUE NOVEMBER 16, 2019

This Second Amendment Agreement (this “Amendment”) to the Secured Convertible Notes due November 16, 2019 (the “Notes”), is made and entered into as of December 11, 2018, among XpresSpa Group, Inc., a Delaware corporation (the “Company”), and each of the Holders identified on the signature page hereto. Capitalized terms used herein but not defined shall have the meaning ascribed to such terms in the Notes.

RECITALS:

WHEREAS, the Company and the Holders entered into a Securities Purchase Agreement dated as of May 15, 2018 (the “SPA”) pursuant to which the Holders were issued Notes as set forth on Schedule A hereto.

WHEREAS, on August 14, 2018, the Company and each of the Holders entered into an Amendment Agreement (the “1st Amendment”) to amend certain terms of the Notes and the SPA;

WHEREAS, pursuant to Section 2(a) of the Notes (as amended by the 1st Amendment), the Company is obligated, commencing on January 16, 2019, to make monthly payments of interest (the “Monthly Interest Payments”) in cash, or at the election of the Company, such interest may be paid in duly authorized, validly issued, fully paid and non-assessable shares of the Company’s common stock, par value $0.01 (the “Common Stock”), or a combination thereof (the amount to be paid in shares of Common Stock, the “Interest Share Amount”).

WHEREAS, pursuant to Section 2(a) of the Notes, the Interest Share Amount is to be determined by dividing the amount of interest on the subject Interest Payment Date by the then applicable Conversion Price.

WHEREAS, pursuant to Section 2(b) of the Notes (as amended by the 1st Amendment), the Company is obligated, commencing on January 16, 2019, to make monthly payments of the principal on the Notes (the “Amortization Payments” and collectively with the Monthly Interest Payments, the “Monthly Payments”).

WHEREAS, pursuant to Section 2(b) of the Notes, the Company may elect to pay the Amortization Payments with shares of Common Stock or a combination of cash and shares of Common Stock (the amount to be paid in shares of Common Stock, “Principal Share Amount”) subject to certain conditions. The Principal Share Amount is to be determined by dividing (i) the monthly principal amount by (ii) ninety percent (90%) of the VWAP of the Common Stock for the five (5) Trading Days commencing eight (8) days prior to the relevant Repayment Date and ending on the fourth (4th) Trading Day preceding such Repayment Date; provided, however, that notwithstanding the foregoing, the result of such calculation shall not be less than twenty percent (20%) of the Conversion Price on the Original Issue Date (subject to appropriate adjustments for stock splits, stock dividends, recapitalizations, reclassifications, combinations or other similar transactions after the Issuance Date) (the “Conversion Price Floor”); provided, further, however, that the result of this calculation can be reduced below the Conversion Price Floor if the Company is not then subject to Nasdaq Listing Rule 5635(d) or if approved by Nasdaq.

WHEREAS, the Company and the Holder now desire to amend certain additional terms of the Notes and the SPA as previously amended by the 1st Amendment;

NOW, THEREFORE, in consideration of the premises and covenants contained herein, the parties agree as follows:

1. On or prior to March 31, 2019, each Holder shall be permitted to convert its pro rata amount of the Notes indicated on Schedule A at a conversion price of $0.20 per share of Common Stock such that the maximum number of shares to be issued pursuant to this Amendment shall not exceed 5,000,000 shares of Common Stock.

2. Each Holder hereby waives the Company’s obligation to make any Monthly Payments for the months of January, February and March 2019 (the “Second Waiver Period”). Each Holder and the Company agrees that the aggregate Monthly Payments during the Second Waiver Period that would otherwise be due and payable during the Second Waiver Period but for the entry into this Amendment shall be spread over the remaining life of the Notes. Amounts of conversions of principal amount made by the Holder or the Company pursuant to this Amendment, Section 4 of the Notes and amounts paid pursuant to Section 6 of the Notes shall be applied first against outstanding fees and damages, then against outstanding already payable accrued interest and then to principal amounts of Monthly Payments during the Second Waiver Period in chronological order and thereafter to Monthly Payments in reverse chronological order.

3. The Company hereby undertakes to, as soon as is reasonably practicable, file a proxy statement requesting from its stockholders approval for the inclusion of applicable language in the Notes to permit the Company, at its option, to further reduce the conversion price of the Notes at an unspecified future date.

4. The Company and the Holders hereby acknowledge and agree that the shares of Common Stock issuable hereunder shall be deemed to be an “Exempt Issuance” pursuant to the definition of “Exempt Issuance” as defined in the SPA.

5. Except as explicitly modified herein, the Transaction Documents (as defined in the SPA) shall remain in full force and effect.

6. This Amendment shall be governed in accordance with terms of the Notes.

7. Except with respect to the material terms and conditions of this Amendment, which shall be disclosed within two (2) Business Days of the date hereof, the Company covenants and agrees that neither it, nor any other Person acting on its behalf will provide any Holder or its respective agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto such Holder shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. From and after the disclosure of the material terms and conditions of this Agreement, the Company represents to the Holders that it shall have publicly disclosed all material, non-public information delivered to the Holders by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with this Amendment.

8. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by the Company and each of the Holders, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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IN WITNESS WHEREOF, the Company and the Holders have executed this Amendment as of the date first above written.

COMPANY

XpresSpa Group, Inc.

By:
Its:

[Holder signature page follows]

IN WITNESS WHEREOF, the Company and the Holder have executed this Amendment Agreement as of the date first above written.

[Print Name of Holder]

[Signature]

Name:

Title:

Original Note Principal: $_____________________

Schedule A